Exhibit 99.1
Item 6. Selected Financial Data
     The following tables set forth our selected consolidated financial data of our continuing operations for the periods indicated and are qualified by reference to, and should be read in conjunction with our Consolidated Financial Statements and the Notes thereto, which are included elsewhere in this annual report, especially Note 4 as it relates to our business combinations, significant asset acquisitions and dispositions, and Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. The financial data as of December 31, 2005, 2004, 2003, 2002 and 2001 and for each of the years then ended have been derived from our audited Consolidated Financial Statements. The selected consolidated financial data as of December 31, 2005, 2004, 2003, 2002 and 2001 and for each of the years then ended have been prepared in accordance with accounting principles generally accepted in the United States. We have classified our Arizona operations, which were acquired from July 2003 onwards, as discontinued operations for all relevant periods presented herein. On June 30, 2006, we effected a reverse one for three split of our common stock, whereby each holder of three outstanding shares of common stock is entitled to one share of common stock. A more detailed discussion of this reverse split is contained in Note 1 to our Consolidated Financial Statements.

	For Each of the Years Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Statement of Operations and Cash Flow Data:
Revenue	$356,056	$287,105	$124,985	$98,846	$93,241
Income (loss) from operations	10,892	8,140	(4,888)	9,567	(8,671)
Income (loss) from continuing operations	(50,424)	(47,761)	(22,740)	2,127	(19,668)
Income (loss) from discontinued operations	134	(618)	(158)	—	—
Income (loss) before cumulative effect of change in accounting principle	(50,290)	(48,379)	(22,898)	2,127	(19,668)
Cumulative effect of change in accounting principle	—	225	518	—	—
Net income (loss)	(50,290)	(48,154)	(22,380)	2,127	(19,668)
Net loss attributable to common shareholders	(50,290)	(48,154)	(76,952)	(12,590)	(19,668)
Loss per share, basic and diluted — continuing operations	(1.53)	(1.62)	(5.97)	(1.17)	(4.81)
Loss per share, basic and diluted — discontinued operations	—	(0.02)	(0.02)	—	—
Basic and diluted loss per share before cumulative effect of change in accounting principle	(1.53)	(1.64)	(5.99)	(1.17)	(4.81)
Cumulative affect of change in accounting principle	—	0.01	0.04	—	—
Loss per share — basic and diluted	(1.53)	(1.63)	(5.95)	(1.17)	(4.81)
Weighted average common shares outstanding — basic and diluted	32,880	29,410	12,927	10,804	4,086
Cash flows from operating activities of continuing operations	21,822	26,741	10,024	13,654	6,685
Capital expenditures from continuing operations	28,893	37,823	22,106	12,157	3,778

	As of December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$8,886	$8,476	$21,048	$1,775	$2,469
Property, equipment and landfill sites, net	275,983	277,767	178,148	58,994	36,708
Goodwill and other intangible assets, net	307,869	305,994	160,296	66,596	55,089
Total assets	728,389	720,583	470,998	149,022	110,652
Total debt and capital lease obligations (exclusive of cumulative mandatorily redeemable Preferred Stock)	286,669	278,363	177,449	53,645	53,005
Cumulative mandatorily redeemable Preferred Stock	84,971	64,971	48,205	—	—
Total shareholders’ equity	264,491	298,776	201,117	77,817	45,913

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